Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 8
(To Prospectus filed on July 6, 2015, as supplemented
by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015, Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015, Prospectus Supplement No. 5 dated September 17, 2015, Prospectus Supplement No. 6 dated September 18, 2015, and Prospectus Supplement No. 7 dated September 24, 2015)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 8 supplements the information contained in the Prospectus, dated as of July 6, 2015, as amended by Prospectus Supplement No. 1 dated July 14, 2015, Prospectus Supplement No. 2 dated July 28, 2015, Prospectus Supplement No. 3 dated August 4, 2015, Prospectus Supplement No. 4 dated August 12, 2015, Prospectus Supplement No. 5 dated September 17, 2015, Prospectus Supplement No. 6 dated September 18, 2015, and Prospectus Supplement No. 7 dated September 24, 2015, relating to the resale of up to 52,154,760 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 8 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on September 25, 2015.

You should read this Prospectus Supplement No. 8 in conjunction with the Prospectus. This Prospectus Supplement No. 8 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 8 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 25, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2015

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2015, the Compensation Committee of the Board of Directors of Enumeral Biomedical Holdings, Inc. (the “Company”) approved discretionary 2014 incentive cash bonuses for the Executive Chairman and the President and Chief Executive Officer of the Company. The named executive officers who were awarded bonuses are identified in the table below with the bonus amounts awarded to each individual set forth opposite his name, representing each executive’s target bonus of 40% of base salary.

Executive Name	Amount of Award
John J. Rydzewski Executive Chairman of the Board	$105,000
Arthur H. Tinkelenberg, Ph.D. President and Chief Executive Officer	$105,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: September 25, 2015	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief
Accounting Officer and Treasurer